Exhibit 99.1

For Release: Immediate	NEWS	Contact: Neal E. Murphy Vice President and Chief Financial Officer 610-832-4189

QUAKER CHEMICAL ANNOUNCES THIRD QUARTER 2005 RESULTS

November 1, 2005

CONSHOHOCKEN, PA - Quaker Chemical Corporation (NYSE:KWR) today announced third quarter 2005 diluted earnings per share were $0.23 compared to $0.12 for the third quarter of 2004. Third quarter 2005 net sales were $105.8 million, up 6% from $99.7 million for the third quarter of 2004.

Third Quarter 2005 Summary

Net income for the third quarter was $2.2 million compared to $1.2 million for the third quarter of 2004 with the improvement primarily driven by higher sales and moderate improvement in gross margins. The Company’s 2005 acquisition of the remaining 40% interest in its Brazilian affiliate also contributed to the improvement.

Net sales for the third quarter were $105.8 million, up 6% from $99.7 million for the third quarter of 2004. Approximately 4% of the sales increase was due to higher selling prices, while foreign exchange rate translation favorably impacted net sales by approximately 2%. Volume increases in Asia/Pacific were offset by softer demand in the Company’s other regions.

Gross margin as a percentage of sales for the third quarter of 2005 was 32.0% compared to 31.8% for the third quarter of 2004. The third quarter 2005 gross margin percentage represents a continuation of margin restoration as the margins in the 2005 first and second quarters were 29.7% and 30.6%, respectively. The Company’s pricing actions are driving this sequential quarterly improvement which has occurred despite significant upward movement in raw material costs. Increased sales combined with margin percentage improvement resulted in $2.2 million higher gross margin than the third quarter of 2004.

Selling, general and administrative expenses for the quarter increased $0.7 million compared to the third quarter of 2004. Foreign exchange rate translation accounted for approximately three-fourths of the increase. The remaining increase was due primarily to a charge of $0.2 million related to the Company’s early repayment of its senior unsecured notes due in 2007, an additional provision for doubtful accounts in connection with a customer bankruptcy, and inflationary increases. These increases were partially mitigated by continued cost reduction efforts.

Interest expense for the quarter was $0.4 million higher than the third quarter of 2004 due to higher average borrowings and interest rates on the Company’s short-term debt. A decrease in minority interest is primarily attributable to the Company’s first quarter 2005 acquisition of the remaining 40% interest in its Brazilian affiliate, as previously announced on March 7, 2005.

Year-to-Date Summary

Net income for the first nine months of 2005 was $7.1 million compared to $7.3 million for the first nine months of 2004. Contributing to the 2005 earnings were the $4.2 million of pre-tax proceeds received in the first quarter from the Company’s real estate joint venture, which were partially offset by a net $1.2 million of pre-tax restructuring costs.

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Net sales for the first nine months increased 7% to $317.0 million from $296.5 million for the first nine months of 2004. Approximately 4% of the sales increase was attributable to higher sales prices, while foreign exchange rate translation favorably impacted net sales by approximately 3%. Volume increases in Asia/Pacific were offset by softer demand in the Company’s other regions.

Gross margin as a percentage of sales declined from 32.6% in 2004 to 30.8% in 2005. Higher prices for the Company’s raw materials, particularly crude oil derivatives, and higher third-party product purchase costs with respect to its CMS contracts, outpaced the Company’s price increases.

Selling, general and administrative expenses for the first nine months increased $4.2 million, or 5%, compared to the first nine months of 2004. Foreign exchange rate translation accounted for approximately half of the increase with the remainder primarily attributable to higher professional fees, pension costs, investments in higher growth areas, an additional provision for doubtful accounts related to a customer bankruptcy and other inflationary increases. These increases were partially offset by reduced incentive compensation expense and reduced spending related to the Company’s global ERP implementation and other cost reduction efforts. During the first quarter of 2005, the Company took a net pre-tax charge of $1.2 million related to a reduction in its workforce.

The increase in other income is reflective of $4.2 million of proceeds received from the Company’s real estate joint venture, previously announced on February 17, 2005, as well as foreign exchange gains.

Net interest expense was $0.9 million higher than the first nine months of 2004 due to higher average borrowings and interest rates on the Company’s short-term debt. A decrease in minority interest was primarily attributable to the Company’s first quarter 2005 acquisition of the remaining 40% interest in its Brazilian affiliate, as previously announced on March 7, 2005.

Balance Sheet and Cash Flow Items

The Company’s net debt has increased from December 2004, primarily to fund the Brazilian acquisition noted above, as well as to fund working capital needs associated with growth initiatives. The Company’s net debt-to-total-capital ratio was 33% at September 2005 compared to 28% at the end of 2004. In September 2005, the Company repaid its senior unsecured notes due in 2007. On October 14, 2005, the Company entered into a $100 million, five-year, unsecured, syndicated multi-currency revolving credit facility. This facility will enable consolidation of short-term debt into a longer-term facility and ensure liquidity to support future growth.

Ronald J. Naples, Chairman and Chief Executive Officer, commented, “We are pleased with the progress that we made in the third quarter in the areas of revenue growth, margin restoration, and cost control in the face of a still very difficult market environment. We are cautiously optimistic that we have begun the climb back after the lows of the last half of 2004 and the beginning of 2005. Throughout this difficult period we have continued to build our position as a market leader and believe we are in an excellent position to benefit from improved market dynamics.”

Mr. Naples continued, “Notwithstanding the improved results in the third quarter, we are mindful that demand currently remains sluggish and the future direction of raw material pricing is uncertain. We also believe that we cannot rely solely on our strong competitive positioning and external market improvements to drive earnings growth. Over the past several months, we have reviewed a broad spectrum of potential actions to respond to our changed business environment. As part of this, we’re concluding a major effort to evaluate all aspects of our cost structure with a view to more effectively aligning resources with our strategic priorities and achieving greater effectiveness through a much reinforced local execution capability. We will undertake a restructuring in the fourth quarter, across essentially all functions in the U.S. and Europe and with an expected $8 to $10 million of annual savings in these regions. We expect the one time cost of this restructuring to be of a similar magnitude to the annual savings. Through this restructuring we will maintain our commitment to our global approach and strategic initiatives such as growth in Asia/Pacific, market penetration and product conversions in chemical management services, and development of complementary businesses. We will continue on the strategic track of selling value rather than simply fluids and collaborating as a globally integrated organization that offers the best of Quaker to all regions of the world.”

Quaker Chemical Corporation, headquartered in Conshohocken, Pennsylvania, is a worldwide developer, producer, and marketer of custom-formulated chemical specialty products and a provider of chemical management services for manufacturers around the globe, primarily in the steel and automotive industries.

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This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

As previously announced, Quaker Chemical’s investor conference to discuss third quarter results is scheduled for November 2, 2005 at 2:30 p.m. (ET). Access the conference by calling 877-269-7756 (toll free) or visit Quaker’s Web site at http://www.quakerchem.com for a live webcast.

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Quaker Chemical Corporation

Condensed Consolidated Statement of Income

(Dollars in thousands, except per share data and share amounts)

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales	$105,751	$99,667	$316,954	$296,481

Cost of goods sold	71,874	67,976	219,441	199,791

Gross margin	33,877	31,691	97,513	96,690
%	32.0%	31.8%	30.8%	32.6%

Selling, general and administrative	29,937	29,249	87,274	83,056

Restructuring and related activities, net	—	—	1,232	—

Operating income	3,940	2,442	9,007	13,634
%	3.7%	2.5%	2.8%	4.6%

Other income, net	353	422	5,869	1,189
Interest expense, net	(670)	(302)	(1,844)	(966)

Income before taxes	3,623	2,562	13,032	13,857

Taxes on income	1,178	807	4,235	4,365

	2,445	1,755	8,797	9,492

Equity in net income of associated companies	208	264	414	599
Minority interest in net income of subsidiaries	(441)	(865)	(2,078)	(2,781)

Net income	$2,212	$1,154	$7,133	$7,310

%	2.1%	1.2%	2.3%	2.5%

Per share data:
Net income - basic	$0.23	$0.12	$0.74	$0.76
Net income - diluted	$0.23	$0.12	$0.73	$0.73

Shares Outstanding:
Basic	9,693,851	9,621,746	9,671,516	9,598,928
Diluted	9,801,893	9,973,920	9,816,006	9,978,583

Quaker Chemical Corporation

Condensed Consolidated Balance Sheet

(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	September 30, 2005	December 31, 2004*
ASSETS

Current assets
Cash and cash equivalents	$13,109	$29,078
Accounts receivable, net	93,030	87,527
Inventories, net	43,406	41,298
Prepaid expenses and other current assets	14,846	13,284

Total current assets	164,391	171,187

Property, plant and equipment	140,482	146,900
Less accumulated depreciation	82,737	84,012

Net property, plant and equipment	57,745	62,888
Goodwill	35,811	34,853
Other intangible assets, net	9,162	8,574
Investments in associated companies	6,536	6,718
Deferred income taxes	18,701	18,825
Other assets	21,004	21,848

Total assets	$313,350	$324,893

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$65,163	$60,695
Accounts and other payables	43,730	42,262
Accrued compensation	7,640	8,692
Other current liabilities	16,078	13,969

Total current liabilities	132,611	125,618
Long-term debt	8,173	14,848
Deferred income taxes	5,906	5,588
Other non-current liabilities	39,556	43,828

Total liabilities	186,246	189,882

Minority interest in equity of subsidiaries	7,277	12,424

Shareholders’ equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 9,717,817 shares	9,718	9,669
Capital in excess of par value	3,165	2,632
Retained earnings	118,858	117,981
Unearned compensation	(89)	(355)
Accumulated other comprehensive loss	(11,825)	(7,340)

Total shareholders’ equity	119,827	122,587

Total liabilities and shareholders’ equity	$313,350	$324,893

*	Condensed from audited financial statements.

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Quaker Chemical Corporation

Condensed Consolidated Statement of Cash Flows

For the nine months ended September 30,

(Dollars in thousands)

	(Unaudited)
	2005	2004
Cash flows from operating activities
Net income	$7,133	$7,310
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,731	6,272
Amortization	1,014	863
Equity in net income of associated companies	(414)	(599)
Minority interest in earnings of subsidiaries	2,078	2,781
Deferred compensation and other, net	1,089	1,003
Restructuring and related activities	1,232	—
Gain on sale of partnership assets	(2,989)	—
Pension and other postretirement benefits	(3,905)	653
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(8,635)	(7,315)
Inventories	(2,920)	(5,390)
Prepaid expenses and other current assets	(2,063)	(4,059)
Accounts payable and accrued liabilities	5,349	1,796
Change in restructuring liabilities	(1,636)	(480)

Net cash provided by operating activities	2,064	2,835

Cash flows from investing activities
Capital expenditures	(5,142)	(6,810)
Dividends and distributions from associated companies	234	288
Payments related to acquisitions	(6,700)	—
Proceeds from partnership disposition of assets	2,989	—
Proceeds from disposition of assets	1,894	—
Other, net	—	38

Net cash used in investing activities	(6,725)	(6,484)

Cash flows from financing activities
Net increase in short-term borrowings	7,815	15,616
Proceeds from long-term debt	—	2,463
Repayments of long-term debt	(9,328)	(299)
Dividends paid	(6,251)	(6,170)
Stock options exercised, other	294	818
Distributions to minority shareholders	(3,163)	(245)

Net cash (used in) provided by financing activities	(10,633)	12,183

Effect of exchange rate changes on cash	(675)	(501)
Net (decrease) increase in cash and cash equivalents	(15,969)	8,033
Cash and cash equivalents at the beginning of the period	29,078	21,915

Cash and cash equivalents at the end of the period	$13,109	$29,948